***SECOND AMENDMENT***
***TO***
***AGREEMENT TO PURCHASE AND SELL INTEREST IN CONTRACT TO BUY AND SELL REAL ESTATE***

THIS SECOND AMENDMENT TO AGREEMENT TO PURCHASE AND SELL INTEREST IN CONTRACT TO BUY AND SELL REAL ESTATE (hereinafter, this "*Amendment*") is dated as of October 28, 2011 by and between **Steven F. Dallman** ("*Transferor*") and **Shopoff Advisors, L.P.**, a Delaware limited partnership ("*Transferee*").

*Recitals*

A. Transferor and Transferee previously entered into an Agreement to Purchase and Sell Interest in Contract to Buy and Sell Real Estate, which agreement was amended by that certain *First Amendment to Purchase and Sell Interest in Contract to Buy and Sell Real Estate* (collectively, the "*Agreement*").

B. Transferor and Transferee desire to amend the Agreement as follows:

*Agreement*

NOW, THEREFORE, in consideration of the premises above and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor and Transferee, intending to be legally bound, agree as follows:

1. In lieu of Transferee making a cash payment of One Million One Hundred Thousand One Hundred and no/100ths Dollars ($1,100,100.00), as provided in clause (1) of the second sentence of Section 4 of the Agreement, Transferee shall instead execute and deliver at Closing a second lien Promissory Note and a second lien Deed of Trust (notarized, and encumbering all of the Property), in customary form. The Promissory Note shall provide for a maturity date which is one hundred eighty (180) days from the date of Closing. Interest shall accrue on the Promissory Note at six percent (6%) per annum during the first ninety (90) days and at nine percent (9%) per annum thereafter, and may be prepaid in part or in full at any time prior to maturity. Section 4(c) of the Agreement is accordingly deleted from the Agreement. The Deed of Trust shall be insured through either a joint policy of title insurance with Transferee's fee policy, or Transferee, at its cost, shall pay for a separate lender's policy with respect to the second lien Deed of Trust, to be issued at Closing.

2. This Amendment may be executed in as many counterparts as may be deemed necessary and convenient and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute on and the same instrument. Facsimile and electronic copies shall be accepted and binding as originals.

IN WITNESS WHEREOF, this Amendment is effective as of the date first above written.

TRANSFEREE:

**Shopoff Advisors, L.P.** a Delaware limited partnership

By: The Shopoff Corporation, a Delaware corporation, general partner

By: ______________________
Tim McSunas, Chief Investment Officer

TRANSFEROR:

______________________
**Steven F. Dallman**

ACCEPTANCE OF ESCROW:

**First American Title Insurance Company**

By ______________________
Mej Ellsworth, Escrow Officer